Exhibit 99.2

Q2 2025 Shareholder Letter • August 11, 2025

The global trusted leader in weight health, combining science and community, helping our millions of members live their healthiest lives. WeightWatchers.

Second Quarter Overview

- Successful completion of strategic reorganization, reducing debt by $1.15 billion.
- While Combined Revenues declined 6% y/y, ARPU increased for the third consecutive quarter due to increased Clinical mix, and Gross Margin remained strong.
- Combined Revenues decline reflects ongoing headwinds in the Behavioral business, partially offset by 55% y/y growth in Clinical, primarily driven by compounded semaglutide subscriptions. This year's fiscal quarter also benefited from foreign exchange and two additional reporting days.
- From May 22nd, we began transitioning Clinical subscribers from compounded semaglutide to FDA-approved medications, in line with current FDA guidance, despite others continuing to offer compounded GLP-1s under the guise of a personalization exemption. Recruitment challenges continued in Behavioral, further impacted by financial reorganization headlines.
- Net Income Margin was impacted by Reorganization items. Adjusted EBITDA margin[4] remained strong, supported by structural cost discipline and reduced marketing investment during the financial reorganization period.

Performance Indicators[1] *Amounts rounded to the nearest whole million*	Combined Q2 2025	Q2 2024	% CHANGE
Revenues[2]	$189M	$202M	(6%)
End of Period Subscribers[3]	3.2M	3.8M	(17%)
Behavioral	3.0M	3.8M	(19%)
Clinical	127K	81K	56%
Monthly Subscription Revenues Per Average Subscriber(ARPU)[3]	$18.97	$17.00	12%

Financial *Amounts rounded to the nearest whole million*	Successor Period from Jun 25 - 30, 2025	Predecessor Period from Mar 30 - Jun 24, 2025	Predecessor Period from Mar 31 - Jun 29, 2024
Revenues	$12M	$177M	$202M
Gross Margin	73.2%	73.7%	67.9%
Adjusted Gross Margin[4]	75.9%	74.9%	71.0%
Net Income	$1M	$1,191M	$23M
Net Income Margin	10.3%	672.7%	11.5%
Adjusted EBITDA[4]	$4M	$61M	$50M
Adjusted EBITDA Margin[4]	36.6%	34.4%	24.8%

1. Management believes that the key performance metrics such as Subscription Revenues, Incoming and End of Period Subscribers and Monthly Subscription Revenues Per Average Subscriber for the Successor Period when combined with the Predecessor Period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, the tables below present the combined results for the second quarter of fiscal 2025. Accordingly, the charts and tables in this shareholder letter present the combined results for the three months ended June 30, 2025 as Combined Q2 2025.
2. These amounts combine the revenues of the Successor and Predecessors periods for comparability purposes. Although the Successor and Predecessor have a different accounting basis due to the application of fresh start accounting, none of the fresh start accounting adjustments impact revenue. Therefore, the combined revenue amounts presented are consistent with a pro forma presentation under Article 11 of Regulation S-X as if fresh start accounting was applied at the beginning of the first period presented.
3. See "Definitions and Performance Indicators" for definitions for End of Period Subscribers and Monthly Subscription Revenues per Average Subscriber.
4. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures.

2

.To Our .Valued Shareholders The Second Quarter of 2025 marks a pivotal moment for WeightWatchers. Our strategic reorganization has put us on stronger financial footing, enabling renewed investment and innovation for long-term profitable growth. We reduced our debt by more than 70%, freeing up approximately $50 million of cash annually from lower Interest expense, and are now re-listed on Nasdaq under the ticker WW. We are fully committed to the work ahead and remain deeply grateful to our members, team, shareholders and lenders for their support over recent months. >$18 -$50M Reduction in total debt Reduction in interest1 $1.6 Billion to $465 Million ~$100 Million to ~$50 Million/year For over six decades, WeightWatchers has been a trusted brand, with a proven behavioral program and a strong global community. The rise of GLP-1 medications, a crucial intervention in the ongoing obesity epidemic, only underscores the importance of our approach to behavior change and support. Medications are intended to be used alongside lifestyle change, and our behavioral program supports exactly that. However, the landscape has shifted significantly, which requires us to innovate and adapt. WeightWatchers is no stranger to innovation, having navigated periods of significant change before, emerging each time with greater clarity and strength. ln recent years, however, high leverage and interest costs have constrained our ability to invest and evolve, with the notable exception of our Sequence acquisition in 2023. With our balance sheet now reset we are in a position to move forward with focus, flexibility, and renewed ambition. While our strategic reorganization was a major milestone, we do face near-term headwinds, including residual noise from the bankruptcy process which was acute in the second quarter. Jn addition, following the May 22nd FDA deadline prohibiting outsourcing facilities from compounding semaglutide, we have been transitioning impacted Clinical members to alternative medications, albeit these are generally at higher price points, and as other telehealth players are continuing to offer compounded GLP-1s. As we work diligently to offset these headwinds, our immediate focus is executing on our 2025 strategic plan, while setting the foundation for the longer-term transformation required to reignite sustainable growth in the years ahead. 1. Estimate as of 713’1 based on interest rate for $465 minion in aggregate principal amount of senior secured term loans of Term SOFR + 680 basis points 3

Our Holistic, Science-Backed Model of Care We combine behavioral science, clinical care, and community connection to deliver sustained weight health. Behavioral Programs Clinical Care Behavioral Expertise, Powered by Clinical Access, Designed for Real Life Technology • Obesity-trained Clinicians and Doctors • Proven behavior change programs • Wide formulary .of FDA-approved medic.ati.ons • Digital tools that enable .habit formation • Al-enabled insurance navigation for accessibility • At-powered food tracking and wearables and coverage integration Coming Soon: Comprehensive Menopause Care • Hormone therapy (where clinically appropriate) • Nutrition and behavioral support • Targeted coaching and community connection Community Support & Coaching Try adding more veggiesl r Workshops Registered Dietitians Connect 4

WeightWatchers is the *most studied* commercial weight management program in the world

62 years of delivering science-backed results with a unique model built for sustainable outcomes in a GLP-1 era. While others offer fragmented solutions, only WeightWatchers integrates medication access with behavior change, coaching, and community, all proven to drive sustainable outcomes.

#1

Best Weight-Loss Diet—15 Years Running

Recognized by *U.S. News & World Report* for long-term effectiveness

3.5x

More Effective Than DIY Approaches[1]

When it comes to sustainable weight loss, WeightWatchers delivers results that last

#1

Doctor-Recommended Weight Loss Program[2]

Trusted by physicians and backed by decades of clinical data

180+

published studies, including over 40 randomized controlled trials

Better Together: Medication + Behavior Change

11% more weight loss for members who combined weight-loss medication, including GLP-1s, with our behavioral program after just 4 weeks.[3]

1. Based on a 6-month randomized controlled trial (n=376) that compared participants following WW Points® Program to those given standard nutritional guidelines alone. Palacios et al. 2025. American Journal of Clinical Nutrition. Article in press.
2. Based on a 2023 Cerner Inviza survey of 500 doctors who recommend weight-loss programs to patients.
3. Based on observational data from 56,879 WW Clinic Members after 4 weeks conducted in January 2024.

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WeightWatchers Delivers Superior Member Results Stronger results at 6 and 12 months with WeightWatchers Clinic-proven behavior change combined support weight Loss at 6 Months(1) Weight Loss at 12 Months(1) WeightWatchers Clinic 14.1% WeightWatchers Clinic 19.4% Calibrate 11.9% ro 15.8% hims&hers 1.03% Form Health 15% hims&hers 12.1% 1. WeightWatchers: Ard JD, Hong YR, Foster GD, Medcalf A, Nadolsky S, Cardel MI. Twelve-month analysis of real-world evidence from a telehealth obesity treatment provider using anti-obesity medications. Obesity. 2024 (branded AOMs only); Himes & Hers, The 1-Year Journey of Hims & Hers Weight Loss Customers, White Paper, 2025 (compounded medication only). https://inbestors.hims.com/news-details/2025/Hims--Hers-Data-Shows-Personalized -GLP-1-Plans-Drive-Real-Weight-Loss-Few-Side-Effects-and-Strong-Adherence-to-Care/default.aspx; Calibrate 2025 Results Report https://www.joincalibrate.com/pages/results-report; Ro twelve months outcomes (branded semaglutide only) https://ro.co/press/body-twelve-month-outcomes/; Form Health Blog https://www.formhealth.co/blog/weight-loss-medication-guide. All percentage are percent of body weight lost over the specified time period. The weight loss comparison shown represent data available according to company websites as of July 29, 2025, which is a subset of companies that offers access to GLP-1 medications. The patient populations measured, study methodologies and medications used by study participants may vary across companies

Strategic Priorities

We're focused on the plan to restore WeightWatchers' leadership in the category we created, and expand our role in long-term weight health. We've brought in new leaders across our Medical, Product, Community Experience, Operations, and Marketing teams to guide us through this next chapter.

We'll continue to share more detail around our longer-term strategy over the coming quarters, and our path forward is anchored by four core pillars.

These pillars are interconnected and mutually reinforcing. They reflect the enduring strengths that have defined WeightWatchers at its best, while requiring us to modernize, differentiate, and extend our reach in a fast-changing landscape.

1	2	3	4
Build a *unified* and engaging *member experience*	Grow *emerging revenue* streams	Revitalize our *brand* and reclaim *market leadership* position	Drive *operational excellence* and efficiency
Create a connected weight health ecosystem that offers personalized, seamless support, powered by data, AI, and timely access to care at every stage of a member's journey	Scale clinical care and expand B2B, international, and licensing channels to diversify growth and reach new member segments	Amplify thought leadership, strengthen trust, and deliver content that reinforces our authority in clinical and behavioral weight health	Simplify how we work by integrating teams, automating systems, and leveraging technology to improve performance and scale

Together these priorities define our path forward. Executing against them will take time and investment, but they are designed to drive improved member acquisition and engagement, market expansion, and a return to long-term growth

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1. Deliver a unified and engaging member experience

We're focused on delivering a seamless, personalized, and connected experience across all touchpoints, but this work requires both incremental and foundational improvements to our technology and product stack.

Data will be a key enabler of our future experience. With one of the largest proprietary datasets in weight management, we have a powerful foundation to build smarter, more personalized tools, designed to truly meet members where they are, and respond to their evolving needs, goals, and health conditions over time.


Personalized Recommendations and Interventions
Increased Member Engagement
More Behavioral Insights for Smarter Recommendations
Iterated for member outcomes with continuous program improvement
Tens of Millions
of daily data points

Behavior change in service of long-term health remains core to our model. Since its launch in 1997, our science-backed Points program has helped millions build sustainable habits, and we are focused on evolving it to reflect the latest in nutritional science and technology.

Looking ahead, we see meaningful opportunity to further enhance this experience by leveraging AI and machine learning technologies, integrating data from wearables, and creating more timely, personalized insights to support members in their daily choices.

Equally important is human connection. Community has always been a core part of the WeightWatchers experience and one of the most powerful drivers of sustained behavior change and better health outcomes. As how people seek connection continues to evolve, we are expanding our virtual formats and programming to offer more scalable and dynamic support.

To help lead this work, we are thrilled to welcome Julie Rice to our team as Chief Experience Officer. A lifelong WeightWatchers member and former board member, Julie's work building SoulCycle completely redefined the power of community. She will lead our global workshop business and brand efforts, working across teams to reimagine how community, coaching, and connection show up throughout the member journey and bring the WeightWatchers experience to life in new and meaningful ways.

As part of this new chapter, Peoplehood, the community-driven wellness support platform Julie most recently co-founded, will wind down its current operations, and WeightWatchers will integrate its curriculum, technology, and learnings to evolve key parts of its business and product.

The sum of this improved member experience work is extensive, and won't happen overnight. However, these collective efforts form the cornerstone of our transformation, simplifying and redefining the WeightWatchers member experience, deepening engagement, and driving better outcomes.

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2. Growing Emerging Revenue Streams

Access to clinical care remains one of the most important opportunities for long-term growth at WeightWatchers. We combine access to clinical care with our trusted behavioral program to deliver a differentiated, science-backed solution in an increasingly competitive space.

To help lead this next phase, we recently appointed Dr. Kim Boyd as Chief Medical Officer who comes to us with deep expertise across metabolic health, women's health, and obesity care, and leadership experience from a host of innovative healthcare organizations.

We are pleased with how our Registered Dietitian offering is scaling, which launched to our U.S. behavioral members in late 2024 and is a natural fit for our holistic weight care model and, importantly, demonstrates our ability to expand revenue streams and ARPU, including through insurance billing.


Your clinical care
Your Wegovy® and WW journey
Wegovy® injection tracker
See all
4 days
to next shot
Tues, Jun 17 at 9:30pm
Injection
Side effects
Weight

Another area of future focus is our GLP-1 Companion Program. We're beginning to shape the next phase of this program, with the goal of expanding features and support around behavior change, adherence, and long-term weight health. These GLP1 medications are intended and FDA-approved to be prescribed with exactly this type of lifestyle change and support.

As we expand our clinical offering, we do so with the highest regard for member safety, building on our long-standing position as the brand millions trust for healthy, sustainable, and safe weight management.

Our agreements with Eli Lilly's LillyDirect (via GiftHealth) and Novo Nordisk's dispensing pharmacy, CenterWell, reinforce this commitment. These integrations are designed to provide WeightWatchers Clinic members with seamless access to FDA-approved medications through at-home delivery and fulfillment, and also create opportunities for future collaboration, including real-world research and strategies to improve long-term outcomes.

These trusted relationships reflect our commitment to clinical integrity and to operating in full compliance with FDA guidance, federal, and state law, as well as respecting third-party intellectual property rights. As such, WeightWatchers Clinic providers ceased prescribing compounded semaglutide on May 22nd.

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Our pharmacy integrations and wide formulary of medication, including branded GLP-1s, and oral medications included in our Clinic subscription price, are helping support members through this transition which will continue through August. We also ran targeted savings offers in June to help new patients transition to FDA-approved medication.

While we anticipate near-term headwinds, particularly as others are continuing to offer compounded GLP-1s, we remain confident in the long-term outlook for our Clinic business.

Our proprietary AI-enabled software facilitates medication insurance coverage for members at scale, giving us a distinct competitive advantage as much of the market is limited to cash-pay models or struggles with the complexity of facilitating insurance coverage.

Our holistic care model that leverages the power of behavioral science and community connection shows stronger results at 6 and 12 months with WeightWatchers Clinic compared to many of our key competitors.

Looking ahead in the obesity medication landscape, we see strong tailwinds from ongoing clinical innovation, improving medication supply, increasing price competition, and a growing body of evidence underscoring the positive health and economic value of these obesity medications.

We are also expanding into adjacent areas of weight health, through our upcoming menopause program, a curated, science-backed member experience that blends behavior change tools, tailored community support, and expert clinical care (including hormonal treatment where appropriate) into a single, integrated offering for women in this life stage, who represent a significant segment of our demographic.

Internationally, we see strong potential to grow our impact and our member base. Obesity is a global health crisis. While we've taken a limited approach to international investment and expansion in recent years, we're excited to better leverage our trusted brand and global footprint moving forward.

As one recent example, our May partnership launch with the UK-based telehealth CheqUp, now brings our GLP-1 Companion Program to all their members, expanding our relevance and reach in one of our largest global markets.

Operating in International Markets for over 50 years

- Australia
- Belgium
- Canada
- France
- Germany
- Netherlands
- New Zealand
- Sweden
- Switzerland
- UK
- USA

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We also continue to see long-term opportunities in the B2B channel. Employers and payers are facing increasing pressure to offer obesity solutions, but they need models that drive outcomes and manage cost.

WeightWatchers is well positioned to meet that demand, through our proven behavioral approach, new pricing models, and expanded digital care delivery.

Although this channel experienced some slowdown during our Chapter 11 process, we're regaining momentum, and onboarding clients both directly and through our growing channel partners and health plan relationships.

Recent highlights include our collaboration with UnitedHealthcare both as part of their Hub vendor network, and as one of two solutions for their Total Weight Support program; as well as a recent Florida Department of Health agreement that gives residents in select counties full access to our behavioral program.

Weight Watchers for Business


Full spectrum weight health platform





Finally, as we look to expand revenue opportunities, we're renewing our focus on licensing, building on decades of brand equity and consumer trust with new agency partnerships now in place in North America and the UK. This will take time, but we see licensing as a high-margin, long-term growth lever, one that can help extend the brand's reach in new and exciting ways.

3. Revitalizing our brand to reclaim market leadership

WeightWatchers remains a trusted name, but in today's fast-changing and increasingly competitive landscape, awareness alone is not enough. Our priority is to close the gap between familiarity and relevance, helping a new generation of members engage with WeightWatchers and benefit from our holistic care model.

In order to do this, we must reassert our leadership as the trusted authority in comprehensive weight health, with breakthrough creative, and clear and consistent messaging.

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Over time, strengthening everything from how we approach customer segmentation, measurement and pricing, to conversion and lifecycle management, can pave the way for stronger performance from our valuable marketing dollars, and deliver greater impact across the acquisition funnel. Content will be a strategic lever for growth, spanning SEQ-optimized well ness articles, recipes, fitness resources, and expert advice, all delivered by the trusted voices of our community. Our coaches, clinicians, and member ambassadors are uniquely positioned to bring this content to life, serving as authentic advocates who drive word-of-mouth engagement and help build deeper, more connected audiences. This organic, targeted approach, supplemented with other top of funnel initiatives, is designed to support both acquisition and retention while reducing long-term reliance on paid media. 12

4. Operational improvements

We're deeply focused on driving operational excellence across the organization, working smarter, reducing complexity, and making full use of best-in-class technology and automation.

We have substantially completed the execution on our previously committed $100 million in run-rate cost savings and continue to further optimize our cost base, including the recent downsizing of our New York corporate headquarters, and expanding our adoption of AI solutions across global member support and internal operations.

We are also integrating our Clinical and Behavioral operations, transitioning to shared infrastructure, tools and cross-training of our teams for seamless support and resource efficiency.

By aligning operations, infrastructure, and resources more efficiently, we are positioning the company to deliver sustained value to our members, our business, and our shareholders in the years ahead.

Looking Forward

WeightWatchers is a trusted, enduring global brand, rooted in science, powered by community, and evolving to meet the needs of today's consumers. In an increasingly complex and crowded landscape, our role as a guiding authority in clinical and behavioral weight health has never been more important.

With a stronger foundation and a clear strategic direction, we are well positioned to lead within the expanding weight health ecosystem. Realizing this opportunity will require focused investment, disciplined execution, and sustained effort. We believe this work is both necessary and achievable, and it will set the stage for a return to meaningful, sustainable growth over time.

On behalf of the entire WeightWatchers leadership team, I would like to express our deepest gratitude to our passionate, dedicated teams around the world, driven by our mission and inspired by the incredible community of members we're proud to serve.

There is real work ahead, but we move forward with conviction and commitment to continue to positively impact millions of lives for many years to come.



Tara Comonte,
President and CEO

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2Q Financial Performance and Outlook

Subscribers and ARPU

ARPU[1] growth driven by Clinical mix shift

Monthly Subscription Revenues Per Average Subscriber (ARPU)[1] increased 12% y/y in the second quarter marking the third consecutive quarter of expansion. Growth was driven by a continued mix shift towards Clinical subscribers, who generate nearly 5x the ARPU[1] of Behavioral subscribers.

End of Period Subscribers[1] (k)



3,837
3,667
3,336
3,434
3,167
(17%) Y/Y
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Combined Q2 2025

Monthly Subscription Revenues Per Average Subscriber (ARPU)[1]



$17.00
$16.99
$17.30
$18.24
$18.97
+12% Y/Y
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Combined Q2 2025

Behavioral End of Period Subscribers[1] (k)

Behavioral member acquisition remained challenged, further impacted in the quarter by bankruptcy-related media coverage that affected consumer sentiment.



3,756
3,589
3,244
3,299
3,040
(19%) Y/Y
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Combined Q2 2025

Clinical End of Period Subscribers[1] (k)

We started the transition of our Clinical members away from compounded semaglutide to FDA-approved medications, in line with FDA compliance requirements.



81
78
92
135
127
+56% Y/Y
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Combined Q2 2025

1. Management believes that the key performance metrics such as Subscription Revenues, Incoming and End of Period Subscribers and Monthly Subscription Revenues Per Average Subscriber for the Successor Period when combined with the Predecessor Period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, the tables below present the combined results for the second quarter of fiscal 2025. Accordingly, the charts and tables in this shareholder letter present the combined results for the three months ended June 30, 2025 as Combined Q2 2025.

15

Revenue and Gross Margin

Sustained Gross Margin expansion with disciplined cost management

Revenue[1] of $189 million declined 6% vs. the prior year due to the ongoing acquisition challenges in the Behavioral business, which declined 13% year-over-year, partially offset by 55% growth in Clinical Revenue, with the vast majority due to compounded semaglutide. Additionally, FX provided a $2 million benefit and given our change in Fiscal Calendar reporting, this year's Fiscal Quarter contains two extra days compared to last year, providing a timing benefit of approximately $4 million.



Revenue[1] ($m)
202
193
184
187
189
20
19
20
29
31
180
172
161
156
157
+55% Y/Y
(13%) Y/Y
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Combined Q2 2025
Behavioral
Clinical
Other



Gross Margin
71.0%
72.4%
72.3%
73.4%
74.9%
75.9%
67.9%
67.1%
69.7%
71.2%
73.7%
73.2%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
GAAP Gross Margin
Adjusted Gross Margin(2)

We continue to exercise strict cost discipline across the execution of our revenue lines as we evolve toward a more variable cost structure. Beginning this quarter, we've updated our methodology to attribute direct, revenue-related costs, mostly related to technology, at a more granular level in the presentation of our financial statements. This change is expected to result in a modest increase to adjusted gross margin moving forward, with a corresponding increase to operating expense, better reflecting the scalability of our revenue model.

1. These amounts combine the revenues of the Successor and Predecessors periods for comparability purposes. Although the Successor and Predecessor have a different accounting basis due to the application of fresh start accounting, none of the fresh start accounting adjustments impact revenue. Therefore, the combined revenue amounts presented are consistent with a pro forma presentation under Article 11 of Regulation S-X as if fresh start accounting was applied at the beginning of the first period presented.
2. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures.

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Operating Expenses

Disciplined cost management and strategic reduction in Marketing spend during financial reorganization



GAAP Operating Expenses
% of Revenue
5% 18% 27%
5% 30% 23%
5% 19% 26%
6% 19% 42%
8% 24% 18%
6% 23% 23%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
Marketing
Selling, General & Admin
Product Development



Adjusted Operating Expenses[1]
% of Revenue
5% 16% 27%
5% 21% 23%
5% 17% 26%
6% 11% 42%
8% 16% 18%
6% 11% 23%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
Marketing
Selling, General & Admin
Product Development

We are now reporting three categories of operating expenses - Marketing, Product Development, and Selling, General & Administrative (SG&A) on a GAAP and non-GAAP basis.

- Marketing expense as a percentage of revenue in the predecessor period was 18%, reflecting an intentional reduction in spend during the financial reorganization to prioritize more efficient spend opportunities aligned with our post-emergence roadmap. As a reminder, due to the nature of our subscription billing model, there is typically a lag between marketing investment and its associated impact on revenue.
- Selling, General & Administrative (SG&A) - GAAP SG&A expense as a percentage of revenue was 24% in the predecessor period. Adjusted SG&A in the predecessor period was 16%, reflecting continued cost discipline and the flow through of the previously actioned $100M in savings.
- We are introducing a new expense line on our income statement, Product Development. These expenses primarily consist of personnel-related costs for engineering, design, and data, and related teams. They also include other product development costs such as software licenses. These expenses were previously reported within SG&A

1. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures.

17

Profitability

Sustained cost discipline supporting margin improvement

Net Income Margin in the predecessor period was 673%, which was impacted by Reorganization Items. Adjusted EBITDA margin, which excludes stock-based compensation, was 34% percent in the predecessor period vs the second quarter 2024, up more than 900 basis points year over year. This improvement reflects disciplined cost management across the business, together with lower marketing spend during the financial reorganization process.



Net Income and Net Income Margin
12%
(24%)
14%
(39%)
673%
10%
1,191
23
(46)
25
(73)
1
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
Net Income ($m)
Net Income Margin



Adjusted EBITDA(1) and Adjusted EBITDA Margin(1)
25%
22%
25%
14%
34%
37%
50
43
46
27
61
4
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Predecessor 3/30/25-6/24/25
Successor 6/25/25-6/30/25
Adjusted EBITDA ($m)
Adjusted EBITDA Margin

1. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures.

18

Cash Flow and Balance Sheet 70% reduction in debt and $152 million of cash following transaction costs With the completion of our financial reorganization, we eliminated approximately $1.15 billion of debt, reducing annual interest expense by about $50 million and extending our debt maturity profile to 2030. As of June 30, 2025, we now have 10 million shares outstanding. Total Debt 1.6 Billion ~70% Reduction 465 Million Q1 2025 Successor 6/30/25 Cash ($m) Reorganization provided retention of $171M of cash drawn from revolving credit facility 43 57 53 236 152 Q2 2024 Q3 2024 Q4 2024 Q1 2025 Successor 6/30/25 Cash from Operations ($m) (2) 17 5 15 (49) 12 Q2 2024 Q3 2024 Q4 2024 Q1 2025 Predecessor 3/30/25- 6/24/25 Successor 6/25/25-6/30/25 We ended the second quarter with $152 million in Cash and Cash equivalents, down from $236 million at the end of Q1, in line with expectations. The decline primarily reflects approximately $45 million in transaction-related costs associated with the reorganization (of which approximately half is recorded as restricted cash), approximately $30 million in interest payments on legacy debt, and a final $16 million anniversary payment in the second quarter related to the Sequence acquisition. As a reminder, our cash needs are typically higher in the first half of the year reflecting elevated marketing spend in our quarter one peak season.19

Outlook

With our financial reorganization complete, 2025 has been a pivotal year as we reset our balance sheet, giving us the financial foundation to now focus on the stabilization of our business and investment in key initiatives targeted to deliver a return to long-term profitable growth.

We are at the beginning of this next chapter. Behavioral pressures persist, and the evolving compounding landscape – not least the inconsistency of approach to mass personalization of compounded semaglutide by select others in our field – is impacting our Clinical business. In addition, residual noise from bankruptcy-related headlines affected consumer sentiment and acquisition and we are working to rectify this with second half marketing activity.

Given the nature of our subscription model, these headwinds will influence not only the remainder of this year but also our starting position heading into 2026.

At the same time, we believe that the long-term opportunity is significant. We have added new talent across the company to help lead this transformation. Our integrated model, which combines behavioral support with clinical care, is increasingly differentiated
This next phase will take time. However, we are committed to the work ahead, laying the foundation for WeightWatchers to return to long-term growth and reaffirm our leadership in sustainable weight health. We are providing the following guidance:

	Fiscal Year 2025
Total Combined Revenues	$685 - $700M
Adjusted EBITDA[1]	$140 - $150M

Although the reorganization and our completion of fresh start accounting will impact our financial statements, we don't expect a material impact on our Adjusted EBITDA, which will be our primary non-GAAP earnings measure moving forward. However, Depreciation and Amortization will reflect the fair value of our post emergence balance sheet, and is expected to result in amortization of approximately $50 million in the second half of 2025, with the majority recorded in SG&A.

1. A reconciliation of the forward-looking full year EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of the Company's control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

20

Second Quarter Conference Call and Webcast The Company has scheduled a conference call today at 8:30 a.m. ET to discuss results. The webcast of the conference caiJ will be available on the Company’s corporate website. corporate.ww.com, under Events and Presentations. A replay of the webcast will be available on this site for at least 90 days. About WeightWatchers WeightWatchers is the global leader in science-backed weight management, offering an integrated support system that combines scientific expertise and human connection. With more than 60 years of experience, WeightWatchers is the most studied commercial weight management program in the world, delivered through its No. 1 U.S. doctor-recommended weight-Joss program. Jts holistic, personalized approach also includes U.S.-based clinical interventions, medications when clinically appropriate, and a global network of coaches and community support. Since 1963, the company has surrounded its members with the support they need to reach and sustain their goals, wherever they are on their journey. Members can access these solutions directly, or through WeightWatchers for Business’ full-spectrum platform for employers, health plans, and payers. In a landscape crowded with contradictory advice, isolating apps, and one-size-fits-all solutions, WeightWatchers offers a proven path forward, grounded in empathy and designed to help every member feel better in their body and live a longer. healthier life. For more information. visit weightwatchers.com. 21

Financial Details and Definitions 22

Fresh Start Accounting and Predecessor and Successor Periods In connection with the Company’s emergence from its financial reorganization process on June 24, 2025, the Company’s second quarter ended June 30, 2025 includes a “Predecessor” period from March 30, 2025 to June 24, 2025, and a “Successor” period from June 25, 2025 to June 30, 2025. Additionally, the Company qualified for and applied fresh start accounting. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date. Although GAAP requires that we report our results for the period from March 30, 2025 through June 24, 2025 (Predecessor) and the period from June 25, 2025 through June 30, 2025 (Successor) separately, management views certain metric and revenue information for the three months ended June 30, 2025 by combining the results of the applicable Predecessor and Successor periods because management believes such presentation provides the most meaningful comparison of our results to prior periods. Although the Predecessor and Successor periods are generally not comparable as they are impacted by fresh start accounting, there are no fresh start adjustments affecting revenues and therefore revenue information has been combined in this letter to provide a meaningful understanding of operating trends, which would be consistent with a pro forma calculation under Article 11 of Regulation S-X. Nevertheless, the combined operating results do not reflect the actual results we would have achieved absent our emergence from its financial reorganization process and may not be indicative of future results. We cannot adequately benchmark the operating results of the period from June 25, 2025 through June 30, 2025 (Successor) against any of the previous periods reported in our consolidated financial statements without combining it with the period from March 30, 2025 through June 24, 2025 (Predecessor) and do not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding our overall operating performance. Management believes that the key performance metrics such as Subscription Revenues, Incoming and End of Period Subscribers and Monthly Subscription Revenues per Average Subscriber for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, this shareholder letter presents the combined results for these metrics for the three months ended June 30, 2025.23

Definitions and Perform a nee Indicators “Behavioral” business refers to providing subscriptions to the Company’s digital product offerings with the option to add on unlimited access to the Company’s workshops. “Clinical” business refers to providing subscriptions to the Company’s clinical product offerings provided by WeightWatchers Clinic combined with the Company’s digital subscription product offerings and unlimited access to the Company’s workshops. “Revenues” - “Subscription Revenues” consist of the aggregate of: (a) “Behavioral Subscription Revenues: the fees associated with subscriptions for our Behavioral offerings; and (b) “Clinical Subscription Revenues”, the fees associated with subscriptions for our Clinical offerings. In addition, “Other Revenues” (formerly known as “product sales and other”) consist of revenues from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenues. Prior to fiscal 2024, Other Revenues included sales of consumer products. “Incoming Subscribers”- “Subscribers” refer to Behavioral subscribers and Clinical subscribers who participate in recurring bill programs in Company-owned operations. The “Incoming Subscribers” metric reports Subscribers in Company-owned operations at a given period start. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends “End of Period Subscribers” - The “End of Period Subscribers” metric reports Subscribers in Company-owned operations at a given period end. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends “Monthly Subscription Revenues Per Average Subscriber” - The “Monthly Subscription Revenues Per Average Subscriber” metric reports the monthly fees associated with subscriptions for our offerings divided by the Average Subscriber for our businesses. Monthly Subscription Revenues for both quarterly and year-to-date periods for each respective business are calculated as Subscription Revenues divided by the number of months in the respective quarterly or year-to-date period. The “Average Subscriber” for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period. The “Average Subscriber” for year-to-date periods for each respective business is the average of its Incoming Subscribers at the beginning of the fiscal year and its End of Period Subscribers for each quarter end within the respective year-to-date period. Management utUizes this metric to consider revenue growth and trends on a per subscriber basis.

Reconciliation to GAAP Measures of Non-GAAP Financial Measures

To supplement the Company's consolidated results presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company has disclosed non-GAAP financial measures of operating results that exclude or adjust certain items. Gross profit, gross margin, selling, general & administrative expenses, marketing expenses, and product development expenses are discussed both as reported (on a GAAP basis) and as adjusted (on a non-GAAP basis), as applicable, with respect to:

i. the period from June 25, 2025 through June 30, 2025 (Successor) to exclude (a) the impact of certain non-recurring transaction costs related to strategic alternatives and the Company's Chapter 11 financial reorganization, and (b) depreciation and amortization expenses, which varies considerably from period-to-period due to the size and frequency of acquisitions and application of fresh start accounting and therefore is omitted to assess the Company's core operating performance;
ii. the period from March 30, 2025 through June 24, 2025 (Predecessor) to exclude (a) the impact of certain non-recurring transaction costs related to strategic alternatives and the Company's Chapter 11 financial reorganization, (b) the net impact of charges associated with the Company's previously disclosed 2024 restructuring plan (the "2024 plan") or the reversal of certain of the charges associated with the 2024 plan, as applicable, and the reversal of charges associated with the Company's previously disclosed 2023 restructuring plan the ("2023 plan") and (c) depreciation and amortization expenses;
iii. the period from December 29, 2024 through June 24, 2025 (Predecessor) to exclude (a) the impact of the franchise rights acquired impairment charge related to the Company's United States unit of account, (b) the impact of certain non-recurring transaction costs related to strategic alternatives and the Company's Chapter 11 financial reorganization, (c) the net impact of charges associated with the 2024 plan or the reversal of certain of the charges associated with the 2024 plan, as applicable, and the reversal of charges associated with the 2023 plan and (d) depreciation and amortization expenses;
iv. the three months ended June 29, 2024 (Predecessor) to exclude (a) the impact or net impact, as applicable, of charges associated with the 2023 plan and the Company's previously disclosed 2022 restructuring plan (the "2022 plan") and (b) depreciation and amortization expenses;
v. the six months ended June 29, 2024 (Predecessor) to exclude (a) the impact of franchise rights acquired impairment charges related to the Company's United States, Australia, New Zealand and United Kingdom units of account, (b) the net impact of charges associated with the 2023 plan and the 2022 plan and (c) depreciation and amortization expenses.
vi. the three months ended December 28, 2024 (Predecessor) to exclude (a) the impact or net impact, as applicable, of charges associated with the 2024 plan, 2023 plan and 2022 plan and (b) depreciation and amortization expenses;
vii. the three months ended September 28, 2024 (Predecessor) to exclude (a) the impact or net impact, as applicable, of charges associated with the 2024 plan, 2023 plan and 2022 plan, (b) the impact of certain non-recurring expenses in connection with the separation from the Company of its former Chief Executive Officer and (c) depreciation and amortization expenses;

The Company also presents in the attachments to this shareholder letter the non-GAAP financial measures: earnings before interest, taxes, depreciation, amortization and stock-based compensation ("EBITDA"); EBITDA, adjusted for Reorganization items, net, franchise rights acquired impairments, transaction costs related to review of strategic alternatives and the Company's Chapter 11 financial reorganization, net restructuring charges, certain non-recurring expenses in connection with the separation from the Company of its former Chief Executive Officer, and other items that management believes are not indicative of ongoing operations ("Adjusted EBITDA"). In addition, the Company presents certain of its financial results on a constant currency basis in addition to GAAP results. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" attached to this shareholder letter and reconciliations, if any, included elsewhere in this shareholder letter for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures.

25

Cautionary Note on Forward Looking Statements

This shareholder letter includes "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company's plans, strategies, objectives, initiatives, and prospects. The Company generally uses the words "may," "will," "could," "expect," "anticipate," "believe," "estimate," "plan," "intend," "aim" and similar expressions in this shareholder letter to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: our recent emergence from bankruptcy, which could adversely affect our business and relationships and subjects us to risks and uncertainties; competition from other weight management and health and wellness industry participants or the development of more effective or more favorably perceived weight management methods; our failure to continue to retain and grow our subscriber base; our ability to be a leader in the rapidly evolving and increasingly competitive clinical weight management and weight loss market; our ability to continue to develop new, innovative services and products and enhance our existing services and products or the failure of our services, products or brands to continue to appeal to the market, or our ability to successfully expand into new channels of distribution or respond to consumer trends or sentiment; regulatory, reputational and other risks associated with our former compounded GLP-1 offering; our ability to successfully implement strategic initiatives; our ability to evolve our community offerings to meet the evolving preferences of our members; the effectiveness and efficiency of our advertising and marketing programs, including the strength of our social media presence; the impact on our reputation of actions taken by our franchisees, licensees, suppliers, affiliated provider entities, PCs' healthcare professionals, and other partners, including as a result of our acquisition of Weekend Health, Inc., doing business as Sequence ("Sequence") (the "Acquisition"); the recognition of asset impairment charges; the loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate our workforce; our chief executive officer transition; our ability to successfully make acquisitions or enter into collaborations or joint ventures, including our ability to successfully integrate, operate or realize the anticipated benefits of such businesses, including with respect to Sequence; uncertainties related to a downturn in general economic conditions or consumer confidence, including as a result of the existing inflationary environment, changes in tariffs and escalating trade tensions, rising interest rates, the potential impact of political and social unrest and increased volatility in the credit and capital markets; the seasonal nature of our business; our failure to maintain effective internal control over financial reporting; the impact of events that impede accessing resources or discourage or impede people from gathering with others; the early termination by us of leases; the inability to renew certain of our licenses, or the inability to do so on terms that are favorable to us; the impact of our substantial amount of debt, debt service obligations and debt covenants, and our exposure to variable rate indebtedness; the ability to generate sufficient cash to service our debt and satisfy our other liquidity requirements; uncertainties regarding the satisfactory operation of our technology or systems; the impact of data security breaches and other malicious acts or privacy concerns, including the costs of compliance with evolving privacy laws and regulations; our ability to successfully integrate and use artificial intelligence in our business; our ability to enforce our intellectual property rights both domestically and internationally, as well as the impact of our involvement in any claims related to intellectual property rights; the impact of existing and future laws and regulations, including federal and state regulations relating to compounded medications; risks related to our exposure to extensive and complex healthcare laws and regulations as a result of the Acquisition; the outcomes of litigation or regulatory actions; risks and uncertainties associated with our international operations, including regulatory, economic, political, social, intellectual property, and foreign currency risks, which risks may be exacerbated as a result of war and terrorism; risks related to the Acquisition, including risks that the Acquisition may not achieve its intended results; the possibility that we could fail to maintain the listing of our common stock on Nasdaq; risks related to the actions of activist shareholders and anti-takeover provisions in the Company's articles of incorporation and bylaws; uncertainty and continuing risks associated with our ability to achieve our goals; and other risks and uncertainties, including those included in this shareholder letter and those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission (the "SEC") (which are available on the SEC's EDGAR database at www.sec.gov and via the Company's website at corporate.ww.com). You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company's results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company's filings with the SEC (which are available on the SEC's EDGAR database at www.sec.gov and via the Company's website at corporate.ww.com).

26

Operational Statistics

(In Thousands, Except Percentages and Monthly Subscription Revenues Per Average Subscriber)

Unaudited

	Combined Three Months Ended June 30, 2025		Combined Three Months Ended June 30, 2025 Constant Currency		Predecessor Three Months Ended June 29, 2024	Variance	Variance (Constant Currency)
Incoming Subscribers[1]							
Incoming Behavioral Subscribers		3,299		-	3,917	(15.8%)	N/A
Incoming Clinical Subscribers		135		-	87	55.2%	N/A
Incoming Subscribers		**3,434**		**-**	**4,004**	**(14.2%)**	**N/A**
End of Period Subscribers[2]							
End of Period Behavioral Subscribers		3,040		-	3,756	(19.0%)	N/A
End of Period Clinical Subscribers		127		-	81	56.5%	N/A
End of Period Subscribers		**3,167**		**-**	**3,837**	**(17.4%)**	**N/A**
Monthly Subscription Revenues Per Average Subscriber[3]							
Monthly Behavioral Subscription Revenues Per Average Subscriber	$	16.54	$	16.30	$ 15.66	5.6%	4.1%
Monthly Clinical Subscription Revenues Per Average Subscriber	$	78.00	$	78.00	$ 78.37	(0.5%)	(0.5%)
Monthly Subscription Revenues Per Average Subscriber	**$**	**18.97**	**$**	**18.74**	**$ 17.00**	**11.6%**	**10.2%**

Note: Totals may not sum due to rounding.
(1) The "Incoming Subscribers" metric reports WW subscribers in Company-owned operations at a given period start.
(2) The "End of Period Subscribers" metric reports WW subscribers in Company-owned operations at a given period end.
(3) The "Monthly Subscription Revenues Per Average Subscriber" metric reports the monthly fees associated with subscriptions for the Company's offerings divided by the Average Subscriber for its businesses. Monthly Subscription Revenues for quarterly periods for each respective business is calculated as Subscription Revenues divided by the number of months in the respective quarterly period. The "Average Subscriber" for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period.

Revenues - Constant Currency

(In Thousands, Except Percentages); Unaudited

	Three Months Ended June 30, 2025				Predecessor Three Months Ended June 29, 2024		Variance	
	Combined[1]		Combined[1] Constant Currency		GAAP		2025 vs 2024	2025 Combined Constant Currency vs. 2024
Total Revenues	**$**	**189,163**	**$**	**186,846**	**$**	**202,073**	**(6.4%)**	**(7.5%)**
Behavioral Subscription Revenues[2]	$	157,258	$	154,967	$	180,233	(12.7%)	(14.0%)
Clinical Subscription Revenues[3]	$	30,593	$	30,593	$	19,723	55.1%	55.1%
Subscription Revenues[4]	$	187,851	$	185,560	$	199,956	(6.1%)	(7.2%)
Other Revenues[5]	$	1,312	$	1,286	$	2,117	(38.0%)	(39.3%)

Note: Totals may not sum due to rounding.
(1) These amounts combine the revenues of the Successor and Predecessor periods for comparability purposes. Although the Successor and Predecessor have a different accounting basis due to the application of fresh start accounting, none of the fresh start accounting adjustments impact revenue. Therefore, the combined revenue amounts presented are consistent with a pro forma presentation under Article 11 of Regulation S-X as if fresh start accounting was applied at the beginning of the first period presented.
(2) "Behavioral Subscription Revenues" consist of the fees associated with subscriptions for the Company's Behavioral offerings.
(3) "Clinical Subscription Revenues" consist of the fees associated with subscriptions for the Company's Clinical offerings.
(4) "Subscription Revenues" is the sum of Behavioral Subscription Revenues and Clinical Subscription Revenues.
(5) "Other Revenues" (formerly known as "product sales and other") consist of revenues from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenues. Prior to fiscal 2024, Other Revenues included sales of consumer products.

27

Net Income to Adjusted EBITDA

(In Thousands, Except Percentages); Unaudited

	Successor	Predecessor				
Net Income to Adjusted EBITDA	6/25/25 - 6/30/25	3/30/25 - 6/24/25	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Net (Loss) Income	$ 1,254	$ 1,190,688	$ (72,585)	$ 25,124	$ (46,192)	$ 23,269
Net | Net Income Margin	*10.3%*	672.7%	*(38.9%)*	13.6%	*(23.9%)*	11.5%
Interest	923	11,061	27,603	27,031	28,619	28,577
Taxes	(523)	(20,906)	22,575	(11,745)	(27,342)	(15,835)
Depreciation and Amortization Expenses	1,681	7,287	6,914	8,681	9,155	9,545
Stock-based Compensation	-	3,173	860	705	824	2,740
EBITDA	$ 3,335	$ 1,191,303	$ (14,633)	$ 49,796	$ (34,936)	$ 48,296
EBITDA Margin	*27.4%*	673.1%	*(7.8%)*	*27.0%*	*(18.1%)*	*23.9%*
Franchise Rights Acquired Impairments	–	–	27,549 (1)	–	57,045 (2)	–
Reorganization Items, net (3)	–	(1,143,918)	–	–	–	–
Transaction Costs (4)	182	10,049	10,823	–	–	–
Restructuring Charges (5)	–	(1,094)	972	651	13,806	1,979
Former CEO Separation Expenses (6)	–	–	–	–	3,858	–
Other (7)	932	4,478	2,206	(4,188)	3,112	(78)
Adjusted EBITDA	$ 4,449	$ 60,818	$ 26,917	$ 46,259	$ 42,885	$ 50,197
Adjusted EBITDA Margin	*36.6%*	*34.4%*	14.4%	25.1%	22.2%	24.8%

Note: Totals may not sum due to rounding.
(1) The Company's franchise rights acquired impairment charge related to its United States unit of account.
(2) The Company's franchise rights acquired impairment charges of $54,295 and $2,750 related to its United States and United Kingdom units of account, respectively.
(3) The net reorganization gain related to the Company's emergence from its Chapter 11 financial reorganization and primarily consisted of the gain on settlement of liabilities subject to compromise and the impacts of fresh start valuation adjustments.
(4) Certain non-recurring transaction costs related to strategic alternatives and the Company's Chapter 11 financial reorganization.
(5) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2024 restructuring plan, 2023 restructuring plan and 2022 restructuring plan.
(6) Certain non-recurring expenses in connection with the separation from the Company of its former Chief Executive Officer.
(7) Primarily consists of the impact of foreign exchange gains and losses.

28

Gross Profit, Marketing Expenses, Selling, General & Administrative (SG&A), Product Development Expenses

(In Thousands, Except Percentages); Unaudited

	Successor				Predecessor				Predecessor			
	6/25/25 - 6/30/25				3/30/25 - 6/24/25				2Q 2024			
	Gross Profit	Marketing Expenses	SG&A	Product Development Expenses	Gross Profit	Marketing Expenses	SG&A	Product Development Expenses	Gross Profit	Marketing Expenses	SG&A	Product Development Expenses
GAAP	$ 8,909	$ 2,784	$2,853	$ 686	$130,508	$ 32,093	$ 42,851	$ 14,160	$ 137,294	$ 53,696	$ 36,933	$ 10,732
% of Revenue	73.2%	22.9%	23.4%	5.6%	73.7%	18.1%	24.2%	8.0%	67.9%	26.6%	18.3%	5.3%
Adjustments:												
Transaction Costs [1]	–	–	(182)	–	–	–	(10,049)	–	–	–	–	–
Depreciation and Amortization Expenses	330	–	(1,347)	(4)	4,147	–	(3,086)	(54)	6,323	–	(3,036)	(186)
Restructuring Charges [2]	–	–	–	–	(2,071)	–	(977)	–	(102)	–	(2,081)	–
Total Adjustments	$ 330	$ -	$ (1,529)	$ (4)	$ 2,076	$ -	$ (14,112)	$ (54)	$ 6,221	$ -	$ (5,117)	$ (186)
Adjusted	$ 9,239	$ 2,784	$ 1,324	$ 682	$ 132,584	$ 32,093	$ 28,739	$ 14,106	$ 143,515	$ 53,696	$ 31,816	$ 10,546
% of Revenue	75.9%	22.9%	10.9%	5.6%	74.9%	18.1%	16.2%	8.0%	71.0%	26.6%	15.7%	5.2%
Currency Adjustment	212	–	(17)	–	(2,045)	(129)	(168)	–	N/A	N/A	N/A	N/A
Constant Currency	$ 9,121	$ 2,784	$2,836	$ 686	$ 128,463	$ 31,964	$42,684	$ 14,160	N/A	N/A	N/A	N/A
% of Revenue	75.0%	22.9%	23.3%	5.6%	73.5%	18.2%	24.4%	8.1%	N/A	N/A	N/A	N/A
Adjusted Constant Currency	$ 9,452	$ 2,784	$ 1,308	$ 682	$ 130,539	$ 31,964	$ 28,571	$ 14,106	N/A	N/A	N/A	N/A
% of Revenue	77.7%	22.9%	10.7%	5.6%	74.7%	18.2%	16.4%	8.1%	N/A	N/A	N/A	N/A

Note: Totals may not sum due to rounding.
(1) Certain non-recurring transaction costs related to strategic alternatives and the Company's Chapter 11 financial reorganization.
(2) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2024 restructuring plan, 2023 restructuring plan and 2022 restructuring plan.

	Predecessor				Predecessor				Predecessor			
	1Q 2025				4Q 2024				3Q 2024			
	Gross Profit	Marketing Expenses	SG&A	Product Development	Gross Profit	Marketing Expenses	SG&A	Product Development	Gross Profit	Marketing Expenses	SG&A	Product Development
GAAP	$ 132,876	$ 78,778	$ 35,628	$ 11,121	$ 128,513	$ 48,207	$ 35,211	$ 8,873	$ 129,496	$ 44,402	$ 57,046	$ 10,048
% of Revenue	71.2%	42.2%	19.1%	6.0%	69.7%	26.1%	19.1%	4.8%	67.1%	23.0%	29.6%	5.2%
Adjustments:												
Transaction Costs [1]	–	–	(10,823)	–	–	–	–	–	–	–	–	–
Depreciation and Amortization Expenses	4,500	–	(2,354)	(61)	5,934	–	(2,670)	(77)	6,362	–	(2,668)	(126)
Restructuring Charges [2]	(384)	–	(1,356)	–	(1,140)	–	(1,791)	–	3,820	–	(9,986)	–
CEO Separation Expenses [3]	–	–	–	–	–	–	–	–	–	–	(3,858)	–
Total Adjustments	$ 4,116	$ -	$ (14,533)	$ (61)	$ 4,794	$ -	$ (4,461)	$ (77)	$ 10,182	$ -	$ (16,512)	$ (126)
Adjusted	$ 136,992	$ 78,778	$ 21,095	$ 11,061	$133,307	$ 48,207	$ 30,750	$ 8,796	$ 139,678	$ 44,402	$ 40,534	$ 9,923
% of Revenue	73.4%	42.2%	11.3%	5.9%	72.3%	26.1%	16.7%	4.8%	72.4%	23.0%	21.0%	5.1%

Note: Totals may not sum due to rounding.
(1) Certain non-recurring transaction costs related to strategic alternatives and the Company's Chapter 11 financial reorganization.
(2) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2024 restructuring plan, 2023 restructuring plan and 2022 restructuring plan.
(3) Certain non-recurring expenses in connection with the separation from the Company of its former Chief Executive Officer.

29

Consolidated Balance Sheets

(In Thousands); Unaudited

	Successor June 30, 2025	Predecessor December 28, 2024
ASSETS		
CURRENT ASSETS		
Cash and cash equivalents	$ 152,379	$ 53,024
Restricted cash	33,048	3,003
Receivables (net of allowances: June 30, 2025 - $0 and December 28, 2024 - $3,166)	11,712	14,428
Prepaid income taxes	41,346	11,676
Prepaid marketing and advertising	5,707	4,969
Prepaid expenses and other current assets	19,028	15,548
TOTAL CURRENT ASSETS	263,220	102,648
Property and equipment, net	9,690	15,798
Operating lease assets	3,505	42,047
Goodwill	199,053	239,583
Other intangible assets, net	527,566	115,762
Deferred income taxes	16,727	16,686
Other noncurrent assets	13,357	17,752
TOTAL ASSETS	$ 1,033,118	$ 550,276
LIABILITIES AND TOTAL EQUITY (DEFICIT)		
CURRENT LIABILITIES		
Portion of operating lease liabilities due within one year	$ 9,099	$ 8,168
Accounts payable	10,198	17,803
Salaries and wages payable	34,419	53,143
Accrued marketing and advertising	11,927	12,805
Accrued interest	1,006	11,322
Deferred acquisition payable	—	15,503
Other accrued liabilities	40,418	20,593
Income taxes payable	3,038	2,339
Deferred revenue	29,954	31,655
TOTAL CURRENT LIABILITIES	140,059	173,331
Long-term debt, net	465,518	1,430,643
Long-term operating lease liabilities	2,601	44,322
Deferred income taxes	43,304	14,762
Other noncurrent liabilities	667	1,590
TOTAL LIABILITIES	652,149	1,664,648
TOTAL EQUITY (DEFICIT)		
Successor common stock, $0 par value; 1,000,000 shares authorized; 10,000 shares issued at June 30, 2025	378,533	—
Predecessor common stock, $0 par value; 1,000,000 shares authorized; 130,048 shares issued at December 28, 2024	—	—
Predecessor treasury stock, at cost, 49,997 shares at December 28, 2024	—	(3,024,710)
Retained earnings	1,254	1,936,170
Accumulated other comprehensive income (loss)	1,182	(25,832)
TOTAL EQUITY (DEFICIT)	380,969	(1,114,372)
TOTAL LIABILITIES AND TOTAL EQUITY (DEFICIT)	$ 1,033,118	$ 550,276

30

Consolidated Statement of Operations

(In Thousands, Except Per Share Amounts); Unaudited

	Successor	Predecessor	
	Period from June 25, 2025 through June 30, 2025	Period from March 30, 2025 through June 24, 2025	Three Months Ended June 29, 2024
Subscription revenues, net [1]	$ 12,078	$ 175,773	$ 199,956
Other revenues, net [2]	89	1,224	2,117
Revenues, net	12,167	176,997	202,073
Cost of subscription revenues [3]	3,258	46,439	64,023
Cost of other revenues	—	50	756
Cost of revenues	3,258	46,489	64,779
Gross profit	8,909	130,508	137,294
Marketing expenses	2,784	32,093	53,696
Product development expenses	686	14,160	10,732
Selling, general and administrative expenses	2,853	42,851	36,933
Operating income	2,586	41,404	35,933
Reorganization items, net	—	(1,143,918)	—
Interest expense	923	11,061	28,577
Other expense (income), net	932	4,478	(78)
Income before income taxes	731	1,169,782	7,434
Benefit from income taxes	(523)	(20,906)	(15,835)
Net income	$ 1,254	$ 1,190,688	$ 23,269
Earnings per share			
Basic	$ 0.13	$ 14.81	$ 0.29
Diluted	$ 0.13	$ 14.67	$ 0.29
Weighted average common shares outstanding			
Basic	10,000	80,419	79,483
Diluted	10,000	81,165	79,825

Note: Totals may not sum due to rounding.
(1) "Subscription revenues, net" consist of the aggregate of: (a) net "Behavioral Subscription Revenues", the fees associated with subscriptions for the Company's Behavioral offerings; and (b) net "Clinical Subscription Revenues", the fees associated with subscriptions for the Company's Clinical offerings.
(2) "Other revenues, net" (formerly known as "product sales and other, net") consist of revenues from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenues. Prior to fiscal 2024, "Other revenues, net" included sales of consumer products.
(3) "Cost of subscription revenues" consists of cost of revenues and operating expenses for the Company's Behavioral and Clinical services.

31

.Consolidated Statements of Cash Flows (In Thousands); Unaudited Successor Predecessor Period from Period from June 25, 2025 December 29, 2024 Six Months Ended through June 30, 2025 through June 24, 2025 June 29, 2024 Operating activities: Net income (loss) $ 1,254 $ 1,118,103 $ (324,633) Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities: Depreciation and amortization 1,681 14,201 19,948 Amortization of deferred financing costs and debt discount 1,766 2,509 Impairment of franchise rights acquired 27,549 257,988 Impairment of intangible and long- lived assets 97 197 Share-based compensation expense 4,032 5,141 Deferred tax benefit (4,503) (14,948) Allowance for doubtful accounts (1,131) 5,447 Reserve for inventory obsolescence (1) 134 Foreign currency exchange rate loss (gain) 933 6,717 (1,249) Non-cash reorganization items, net (1,176,532) Changes in cash due to: Receivables 466 4,280 4,846 Inventories 3 30 Prepaid expenses 586 (31,281) 18,956 Accounts payable 406 (8,237) 6,598 Accrued liabilities 6,178 15,084 (36,825) Deferred revenue 47 (2,914) 142 other long term assets and liabilities, net (2,236) (16,076) Income taxes (43) 580 33,819 Cash provided by (used for) operating activities 11,508 (34,423) (37,976) Investing activities: Capital expenditures 0 (87) (730) Capitalized software and website development expenditures (188) (6,253) (9,376) other items, net (1) (5) Cash used for investing activities (188) (6,341) (10,lll) Financing activities: Borrowings on revolving credit facility 171,341 Financing costs (1,298) Taxes paid related to net share settlement of equity awards (145) (629) Cash paid for acquisitions (16,000) (16,500) other items, net (3) Cash provided by (used for) financing activities 153,898 (17,132) Effect of exchange rate changes on cash and cash equivalents and restricted cash 544 3,966 (1,438) Net increase (decrease) in cash and cash equivalents and restricted cash 11,864 117,100 (66,657) Cash and cash equivalents and restricted cash, beginning of period 173,620 56,520 109,366 Cash and cash equivalents and restricted cash, end of period $ 185,484 $ 173,620 $ 42,709

Contact Information Investors John Mills or Anna Kate Heller WeightWatchers@icrinc.com Media Mari Santana Communications@ww.com